Exhibit 99.1

MF Global Reports Second Fiscal Quarter 2011 Results

Decreased total assets, leverage and headcount; increased earnings power

Client funds reach two-year high

NEW YORK, November 4, 2010 – MF Global Holdings Ltd. (NYSE: MF), a leading commodities broker-dealer offering trading and hedging solutions across a broad set of asset classes, today reported earnings for the second fiscal quarter ended September 30, 2010.

Second Quarter Highlights

•	Balance sheet resized relative to market opportunity. Total assets were $44.8 billion on September 30, 2010, compared with $51.0 billion at March 31, 2010.

•

Client funds grow sharply. Client payables were $13.3 billion on September 30, 2010, the highest level of client payables since September of 2008, compared with $12.0 billion on March 31, 2010. MF Global’s market share of U.S. segregated assets in August 2010 was 5.9 percent, a 10-month high.

•

Revenue reflects declines in market activity and reduction in work force. Revenue, net of interest and transaction-based expenses (net revenue), was $240.3 million for the second quarter of 2011, compared with $252.0 million for the same period last year.

•

Realignment of compensation and reduced headcount lowers compensation ratio. Employee compensation and benefits (excluding non-recurring IPO awards) as a percentage of net revenue was 58.0 percent, compared with 64.8 percent for the same period last year. Adjusted employee compensation, which excludes severance expense, was 56.3 percent for the second quarter of 2011, compared with 64.2 percent for the same period last year.

•

Previously announced one-time charges impact GAAP results. GAAP net loss applicable to common shareholders was $94.3 million or $0.59 per basic and diluted share for the second quarter, compared with a net loss of $16.0 million or $0.13 per basic and diluted share for the same period last year.

•

GAAP net loss includes a number of items that management believes are not reflective of operating performance, such as a deemed dividend and loss on extinguishment of debt related to the exchange of Series B Preferred Stock and 9.0% Convertible Senior Notes, a write-off of deferred tax asset and expense related to IPO stock awards, severance expense, restructuring costs and impairment of goodwill. Please see supplementary data for detailed information on earnings per share effect.

•

Shift to higher margin activities increases earnings power. Adjusted net income applicable to common shareholders was $3.8 million for the second quarter of 2011, compared with $1.5 million for the same period last year.[1]

•

Adjusted earnings per share up slightly, despite 13 percent increase in shares outstanding. Adjusted earnings per fully diluted share was $0.02 for the second quarter of 2011, compared with $0.01 for the same period last year.[1]

[1]	Adjusted net income and adjusted earnings per fully diluted share are non-GAAP measures. Please see “Non-GAAP Financial Measures” in this release for a reconciliation to the comparable GAAP measures.

“Our transition to delivering a more compelling value proposition to our clients is ongoing,” said Jon S. Corzine, chairman and chief executive officer of MF Global. “While there is much more we must accomplish, our progress over the last six months is marked by lower levels of leverage, a stronger balance sheet, and sizable cost and headcount reductions. At the same time, we have strengthened our earnings profile.”

Mr. Corzine continued, “We are in the process of restructuring our organization from a broker to a leading broker-dealer, and I am encouraged but hardly satisfied with the progress to date. We are working to drive net revenue growth in the near-term, and I believe our recent strategic acquisition of Washington Research Group, creation of the principal strategies group, key leadership hires and focus on core strengths in commodities, will create strong top-line dynamics as market activity increases and our transition seasons. All of our activities reiterate our focus and commitment to providing world-class service to clients and delivering competitive returns to shareholders.”

Second Quarter 2011 and Six-Month Results

Revenue, net of interest and transaction-based expenses (net revenue), was $240.3 million for the second quarter of 2011, compared with $252.0 million for the same period last year. The decrease in revenue was primarily due to lower client volumes, market activity and a smaller producer base. Net revenue for the six months ended September 30, 2010, was $529.8 million, up from $523.6 million for the same period last year.

GAAP net loss applicable to common shareholders was $94.3 million or $0.59 per basic and diluted share, compared with a GAAP net loss of $16.0 million or $0.13 per basic and diluted share for the same period in the prior year. GAAP net loss includes a number of items that management believes are not reflective of operating performance, such as a deemed dividend and loss on extinguishment of debt related to the exchange of preferred stock and convertible notes, a write-off of a deferred tax asset and expense related to IPO stock awards, severance expense, restructuring costs and impairment of goodwill.

GAAP net loss applicable to common shareholders for the six months ended September 30, 2010, was $93.2 million, or $0.64 per basic and diluted share, compared with a GAAP net loss applicable to common shareholders of $48.8 million, or $0.40 per basic and diluted share for the same period last year.

Adjusted earnings applicable to common shareholders was $3.8 million for the second quarter of 2011, compared with $1.5 million for the same period last year. 1 Adjusted net income applicable to common shareholders was $32.2 million for the six months ended September 30, 2010, compared with $10.4 million for the same period last year.

Adjusted earnings per fully diluted share was $0.02 for the second quarter of 2011, compared with $0.01 for the same period last year and $0.18 for the six months ended September 30, 2010, compared with $0.06 for the same period last year. 1

Employee compensation and benefits (excluding non-recurring IPO awards and severance) for the second quarter of 2011 totaled $135.4 million, or 56.3 percent of net revenue, compared with $161.8 million, or 64.2 percent for the same period last year. The decrease in compensation percentage reflects the realignment of the firm’s compensation structure and reduced headcount.

Non-compensation expense for the second quarter of 2011 was $89.9 million, compared with $93.1 million for the same period last year. The decrease was due to lower professional fees and depreciation and amortization expense, which was partially offset by higher communications and technology costs.

Client payables were $13.3 billion at September 30, 2010, the highest level of client payables since September of 2008, compared with $12.0 billion at March 31, 2010. MF Global’s market share of U.S. segregated assets in August 2010 was 5.9 percent, a 10-month high.

“More effective use of our capital and balance sheet are important steps in directing our resources to areas with more substantial returns,” said Randy MacDonald, chief financial officer of MF Global. “This effort has translated to an improved cash flow and earnings profile.”

Mr. MacDonald continued, “In addition, we have been successful with a variety of cost reduction initiatives. Non-compensation costs reached their second lowest quarterly level in the firm’s history as a public company, and compensation costs remained slightly below the expected range, although we made more than 100 hires in the quarter. In addition, our balance sheet was at its lowest level in two years. These improvements reflect our ongoing commitment to increasing operational efficiency, optimizing our capital structure and delivering on our strategic plan.”

Business Developments

Favorable Resolution of Claim Against Man Group plc

In September 2010, MF Global received $32.6 million from Man Group plc, its former parent company, in the resolution through arbitration of a disputed receivable. The receivable was in connection with a recapitalization of MF Global’s balance sheet at the time of its IPO in 2007.

As a result of the resolved claim, MF Global has increased shareholders’ equity as reported on September 30, 2010, by reversing a receivable from shareholder in equity that was originally recorded as of March 31, 2009.

Acquisition of Washington Research Group

On November 1, 2010, MF Global completed the acquisition of Washington Research Group, a policy-focused investment research firm that provides leading institutional equity investors with insights on the impact of government policy on investment decisions. MF Global acquired Washington Research Group from Concept Capital, a division of Sanders Morris Harris Inc. Founded 35 years ago, Washington Research Group is a 17-member policy analyst team that covers a broad range of sectors, including health care, financial services, defense, national security, international trade, media/telecommunications, agribusiness, bio-fuels, tobacco and corporate tax. The Washington Research Group’s clients include some of the world’s largest institutional investors.

Bradley Abelow Named Global Chief Operating Officer

On September 13, 2010, Brad Abelow was named global chief operating officer at MF Global. In this role, Mr. Abelow is overseeing the day-to-day execution of MF Global’s strategy and has direct responsibility for risk, operations, client services, human resources, information technology, procurement and real estate activities for all MF Global entities globally.

Most recently, Mr. Abelow was a founding partner of New World Capital Group, a private equity firm investing in the environmental sector. Prior to that, Mr. Abelow served as chief of staff during Mr. Corzine’s tenure as governor of New Jersey and as New Jersey state treasurer. In his career on Wall Street, Mr. Abelow was a partner and managing director of The Goldman Sachs Group, where he held a variety of senior leadership positions, including managing Goldman’s operations division, where he led the global processing and corporate services functions of the firm.

Established Principal Strategies Group

MF Global recently established its Principal Strategies Group, a newly initiated proprietary trading group. The group engages in opportunistic trading across a variety of asset classes, which may include but are not limited to commodities, fixed income, foreign exchange and equities.

Conference Call Information

MF Global will hold a conference call to discuss the second quarter 2011 results today at 7:30 a.m. ET. The call is open to the public.

Dial-in information

U.S./Canada: +1-888-427-9419

International: +1-719-325-2483

Passcode: 5436178

Listeners to the call should dial in approximately 15 minutes prior to the start of the call.

Webcast information

A live audio webcast of the presentation will also be available on the investor relations section of the MF Global Web site, at http://www.mfglobalinvestorrelations.com, and will be available for replay shortly after the event.

About MF Global

MF Global Holdings Ltd. (NYSE: MF), a broker-dealer in derivatives and cash markets, provides market participants with trading and hedging solutions. Building on a history that extends more than 225 years, MF Global is a leader in providing institutional and retail clients with access to the world’s commodities and financial futures markets as well as to fixed income, equities and foreign exchange markets. The firm offers its global client base actionable market insight and expertise as well as access to deep liquidity. MF Global provides access to more than 70 exchanges and is a leader by volume on many of the largest derivatives exchanges around the world. For more information, please visit www.mfglobal.com.

Forward-Looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including statements relating to the Company’s future revenues and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated. We caution you not to place undue reliance on these forward-looking statements. We refer you to the Company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q on file with the Securities and Exchange Commission (SEC), for a description of the risks and uncertainties the Company faces. This press release includes certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release, which is available on the Company’s website at www.mfglobal.com.

Investor Contact:

Lisa Kampf                         +1 212.589.6592 lkampf@mfglobal.com

Media Contact:

Melissa Jarmel                   +1 312.548.1287 mjarmel@mfglobal.com

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Non-GAAP Financial Measures

In this press release, we provide certain earnings per share ratios based on a fully diluted number of shares (“fully diluted shares”). In accordance with the regulations of the U.S. Securities and Exchange Commission (“SEC”), earnings per share ratios based on fully diluted shares are considered to be non-GAAP financial measures because fully diluted shares represent shares outstanding, as determined on a GAAP basis, with certain adjustments that are made outside of GAAP. We use fully diluted shares for certain ratios for the reasons described further below.

We also provide information related to “adjusted earnings per fully diluted share”, which represents “adjusted earnings” (a non-GAAP financial measure) divided by our fully diluted shares (also a non-GAAP financial measure). “Adjusted earnings” excludes the following items from “Net income/(loss) applicable to common shareholders”: Stock compensation expense related to IPO awards; Severance expense; Gains and losses on exchange seats and shares; Impairment of goodwill; Loss on extinguishment of debt; Certain legal settlement costs; Accelerated amortization of debt issuance costs; Foreign currency translation movements; Restructuring charges; Sarbanes Oxley costs; UK bonus tax; Certain tax adjustments; and Costs associated with the February 2008 broker-related loss. We use “adjusted earnings per fully diluted share” for the same reasons why we present fully diluted share ratios and also because our management believes that the measure provides a more useful metric of our operating performance. In particular, we exclude restructuring charges, a UK bonus tax, stock compensation expense related to IPO awards and costs associated with the February 2008 broker-related loss because we believe that they reflect losses or expenses arising from one-time events. In addition, we exclude impairment of goodwill; severance expense; loss on extinguishment of debt; certain litigation settlement expense; accelerated amortization of debt issuance costs; foreign currency translation movements; restructuring charges; gains and losses on exchange seats and shares; Sarbanes Oxley costs; UK bonus tax; and certain tax adjustments because we believe that these gains and losses do not reflect our operating performance and do not help our shareholders understand our past or future financial performance.

The presentation of fully diluted shares and ratios based on fully diluted shares are not intended to be considered in isolation from, as a substitute for or as superior to, the financial information prepared and presented in accordance with GAAP, and our presentation of this measure may be different from non-GAAP financial measures used by other companies.

To determine adjusted earnings per fully diluted share, both the numerator and denominator of the GAAP EPS calculation require adjustment. For the numerator, interest and amortization of issuance costs on our Convertible Notes, net of tax and dividends on the Series A and Series B Preferred Stock must be added back to net loss/income applicable to common shareholders. For the denominator, weighted average shares of common stock outstanding is adjusted at September 30, 2009 and 2010 to add back shares underlying restricted stock and stock unit awards (“IPO awards”) granted in connection with our IPO which are not considered dilutive under U.S. GAAP and, therefore, not included in diluted shares of common stock outstanding. These shares are not considered dilutive because, in part, of the value of these awards in relation to the market price of our shares of outstanding common stock. In addition, shares of common stock outstanding are also adjusted at September 30, 2010 and 2009 to include the impact of our outstanding Series A Preferred Stock, Series B Preferred Stock and Convertible Notes, on an if-converted basis. For the three and six months ended September 30, 2010 weighted average shares of common stock outstanding is adjusted by 12.0 million, 3.9 million and 18.7 million shares, related Series A Preferred Stock, Series B Preferred Stock and Convertible Notes, respectively. For the three and six months ending September 30, 2009 weighted average shares of common stock outstanding is adjusted for 3.6 million, 12.0 million, 14.4 million and 19.6 million shares, related to IPO awards, Series A Preferred Stock, Series B Preferred Stock and Convertible Notes, respectively. We believe it is meaningful to investors to present ratios based on fully diluted shares because it demonstrates the dilution that investors will experience at the end of the three-year vesting period of our IPO awards and when our Series A Preferred Stock, Series B Preferred Stock and Convertible Notes are converted. It is also how our management internally views dilution.

MF Global Holdings Ltd.

Consolidated Statements of Operations

(Dollars in thousands, except share data)

	Three months ended September 30,		Six months ended September 30,
	2010	2009	2010	2009
Revenues
Commissions	$327,827	$342,442	$704,473	$681,255
Principal transactions	45,153	41,313	111,495	90,968
Interest income	127,938	94,715	242,170	195,901
Other	10,807	9,374	22,679	23,012

Total revenues	511,725	487,844	1,080,817	991,136

Interest and transaction-based expenses:
Interest expense	55,141	30,093	100,572	59,160
Execution and clearing fees	154,973	146,257	330,169	288,392
Sales commissions	61,272	59,452	120,302	120,024

Total interest and transaction-based expenses	271,386	235,802	551,043	467,576

Revenues, net of interest and transaction-based expenses	240,339	252,042	529,774	523,560

Expenses
Employee compensation and benefits (excluding non-recurring IPO awards)	139,497	163,355	294,871	334,968
Employee compensation related to non-recurring IPO awards	3,841	9,168	12,436	18,013
Communications and technology	34,381	28,663	65,808	55,821
Occupancy and equipment costs	11,175	9,766	22,278	19,467
Depreciation and amortization	11,080	14,241	21,614	27,859
Professional fees	13,317	18,137	31,374	39,027
General and other	19,280	21,679	38,748	60,178
IPO-related costs	—	23	—	894
Restructuring charges	2,918	—	12,792	—
Impairment of goodwill	698	618	1,546	1,160

Total other expenses	236,187	265,650	501,467	557,387

(Loss)/gain on exchange seats and shares	(317)	10,606	1,641	11,244
Loss on extinguishment of debt	2,737	—	2,737	9,682
Interest on borrowings	10,042	9,987	19,577	20,512

(Loss)/income before provision for income taxes	(8,944)	(12,989)	7,634	(52,777)
Provision/(benefit) for income taxes	29,323	(4,977)	37,464	(19,403)
Equity in income of unconsolidated companies (net of tax)	577	310	1,204	930

Net loss	(37,690)	(7,702)	(28,626)	(32,444)
Less: Net income attributable to noncontrolling interest	1,064	631	1,307	1,041

Net loss attributable to MF Global Holdings Ltd.	$(38,754)	$(8,333)	$(29,933)	$(33,485)

Dividends declared on preferred stock	6,758	7,678	14,436	15,356
Deemed dividend resulting from exchange offer	48,792	—	48,792	—

Net loss applicable to common shareholders	$(94,304)	$(16,011)	$(93,161)	$(48,841)

Loss per share:
Basic	$(0.59)	$(0.13)	$(0.64)	$(0.40)
Diluted	$(0.59)	$(0.13)	$(0.64)	$(0.40)
Weighted average number of shares of common stock outstanding:
Basic	160,913,554	123,254,930	145,402,775	123,087,787
Diluted	160,913,554	123,254,930	145,402,775	123,087,787

MF Global Holdings Ltd.

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	September 30, 2010	March 31, 2010
Assets
Cash and cash equivalents	$641,219	$826,227
Restricted cash and segregated securities	11,099,640	9,693,927
Securities purchased under agreements to resell	9,495,597	22,125,430
Securities borrowed	2,628,750	3,918,553
Securities received as collateral	55,282	52,185
Securities owned	15,058,170	10,320,139
Receivables:
Brokers, dealers and clearing organizations	5,054,001	3,317,789
Customers	313,284	292,110
Other	82,941	44,418
Memberships in exchanges, at cost	5,849	6,262
Furniture, equipment and leasehold improvements, net	95,400	72,961
Intangible assets, net	63,812	73,359
Other assets	237,987	222,720

TOTAL ASSETS	$44,831,932	$50,966,080

Liabilities and Equity
Short-term borrowings, including current portion of long-term borrowings	$472,223	$142,867
Securities sold under agreements to repurchase	18,660,968	29,079,743
Securities loaned	1,192,683	989,191
Obligation to return securities borrowed	55,282	52,185
Securities sold, not yet purchased, at fair value	7,066,727	4,401,449
Payables:
Brokers, dealers and clearing organizations	2,175,603	2,240,731
Customers	13,304,474	11,997,852
Accrued expenses and other liabilities	205,500	197,074
Long-term borrowings	191,018	499,389

TOTAL LIABILITIES	43,324,478	49,600,481

Preferred stock, $1.00 par value per share
Series A Convertible, cumulative	96,167	96,167
Series B Convertible, non-cumulative	34,446	128,035

EQUITY
Common stock, $1.00 par value per share	162,945	121,699
Treasury stock	—	(219)
Receivable from shareholder	—	(29,779)
Additional paid-in capital	1,554,818	1,367,948
Accumulated deficit	(358,399)	(328,466)
Accumulated other comprehensive income/(loss) (net of tax)	138	(5,752)
Noncontrolling interest	17,339	15,966

TOTAL EQUITY	1,376,841	1,141,397

TOTAL LIABILITIES AND EQUITY	$44,831,932	$50,966,080

Supplementary Data

The table below calculates principal transactions revenue, including the net interest generated from financing transactions related to principal transactions:

	Three months ended September 30,		Six months ended September 30,
	2010	2009	2010	2009
	(dollars in millions)		(dollars in millions)
Principal transactions, excluding revenues from investment of client payables	$41.8	$40.1	$111.2	$89.7
Net interest generated from principal transactions and related financing transactions	23.0	32.9	41.0	70.2

Principal transactions and related net interest revenue	$64.8	$73.0	$152.2	$159.9

The table below provides an analysis of the components of principal transactions:

	Three months ended September 30,		Six months ended September 30,
	2010	2009	2010	2009
	(dollars in millions)		(dollars in millions)
Principal transactions, excluding revenues from investment of client payables	$41.8	$40.1	$111.2	$89.7
Principal transactions revenues from investment of client payables	3.4	1.2	0.3	1.3

Principal transactions	$45.2	$41.3	$111.5	$91.0

The table below provides an analysis of the components of net interest income for the periods presented:

	Three months ended September 30,		Six months ended September 30,
	2010	2009	2010	2009
	(dollars in millions)		(dollars in millions)
Net interest generated from client payables and excess cash	$49.8	$31.7	$100.6	$66.5
Net interest generated from principal transactions and related financing transactions	23.0	32.9	41.0	70.2

Net interest income	$72.8	$64.6	$141.6	$136.7

The table below calculates net revenues from client payables and excess cash for the periods presented:

	Three months ended September 30,		Six months ended September 30,
	2010	2009	2010	2009
	(dollars in millions)		(dollars in millions)
Net interest generated from client payables and excess cash	$49.8	$31.7	$100.6	$66.5
Principal transactions revenues from investment of client payables	3.4	1.2	0.3	1.3

Net revenues from client payables and excess cash	$53.2	$32.9	$100.9	$67.8

The table below presents volumes for the periods presented:

	Three months ended September 30,		Six months ended September 30,
	2010	2009	2010	2009
	(contracts in millions)		(contracts in millions)
Execution-only volumes	70.8	113.0	161.1	244.5
Cleared volumes	359.0	282.8	793.4	581.0

Total exchange-traded futures and options volumes	429.8	395.8	954.5	825.5

Supplementary Data (continued)

GAAP net loss for the three months ended September 30, 2010 includes the following amounts and earnings per share effect based on a basic and fully diluted number of shares:

	Pre-tax Amount (millions)	After-tax Amount (millions)	Per Basic Shares (2)	Per Fully Diluted Shares (3)
Shares outstanding (in millions)			160.9	195.5

GAAP	$(8.9)	$(94.3)	(0.59)	—
Severance expense	4.1	3.0		0.02
Stock compensation expense related to IPO awards	3.8	2.4		0.01
Loss on extinguishment of debt	2.7	2.5		0.01
Restructuring charges	2.9	2.0		0.01
Other adjustments (1)	1.1	0.4		—
Tax adjustment related to IPO awards	—	28.2		0.14
Deemed dividend resulting from exchange offer	—	48.8		0.25
Anti-dilutive impact of fully diluted number of shares	—	10.8		0.17

Adjusted	$5.7	$3.8		0.02

(1)	Other adjustments include exchange membership losses and impairment of goodwill.
(2)	Calculated using after-tax amounts and 160.9 million shares outstanding.
(3)	Calculated using after-tax amounts and fully diluted shares of 195.5 million, which is a non-GAAP financial measure. Please see definitions of non-GAAP financial measures in this release.

GAAP net loss for the three months ended September 30, 2009 includes the following amounts and earnings per share effect based on a basic and fully diluted number of shares:

	Pre-tax Amount (millions)	After-tax Amount (millions)	Per Basic Shares (2)	Per Fully Diluted Shares (3)
Shares outstanding (in millions)			123.3	172.9

GAAP	$(13.0)	$(16.0)	(0.13)	—
Exchange membership gains	(10.6)	(7.6)		(0.04)
Stock compensation expense related to IPO awards	9.2	7.6		0.04
Legal settlement costs	3.4	2.0		0.01
Severance expense	1.5	1.0		0.01
Other adjustments (1)	0.5	0.3		—
Anti-dilutive impact of fully diluted number of shares	—	14.2		0.12

Adjusted	$(9.0)	$1.5		0.01

(1)	Other adjustments include foreign currency translation gains, impairment of goodwill, broker related loss costs and Sarbanes Oxley costs.
(2)	Calculated using after-tax amounts and 123.3 million shares outstanding.
(3)	Calculated using after-tax amounts and fully diluted shares of 172.9 million, which is a non-GAAP financial measure. Please see definitions of non-GAAP financial measures in this release.

Supplementary Data (continued)

GAAP net loss for the six months ended September 30, 2010 includes the following amounts and earnings per share effect based on a basic and fully diluted number of shares:

	Pre-tax Amount (millions)	After-tax Amount (millions)	Per Basic Shares (2)	Per Fully Diluted Shares (3)
Shares outstanding (in millions)			145.4	180.0

GAAP	$7.6	$(93.2)	(0.64)	—
Restructuring charges	12.8	8.4		0.05
Stock compensation expense related to IPO awards	12.4	8.8		0.05
Severance expense	4.4	3.2		0.02
U.K. bonus tax	3.0	3.0		0.02
Loss on extinguishment of debt	2.7	2.5		0.01
Other adjustments (1)	—	(0.2)		—
Tax adjustment related to IPO awards	—	28.2		0.16
Deemed dividend resulting from exchange offer	—	48.8		0.27
Anti-dilutive impact of fully diluted number of shares	—	22.7		0.24

Adjusted	$42.9	$32.2		0.18

(1)	Other adjustments include exchange membership gains and impairment of goodwill.
(2)	Calculated using after-tax amounts and 145.4 million shares outstanding.
(3)	Calculated using after-tax amounts and fully diluted shares of 180.0 million, which is a non-GAAP financial measure. Please see definitions of non-GAAP financial measures in this release.

GAAP net loss for the six months ended September 30, 2009 includes the following amounts and earnings per share effect based on a basic and fully diluted number of shares:

	Pre-tax Amount (millions)	After-tax Amount (millions)	Per Basic Shares (2)	Per Fully Diluted Shares (3)
Shares outstanding (in millions)			123.1	172.7

GAAP	$(52.8)	$(48.8)	(0.40)	—
Stock compensation expense related to IPO awards	18.0	15.7		0.09
Foreign currency translation losses	16.0	11.5		0.07
Exchange membership gains	(11.2)	(8.0)		(0.05)
Accelerated amortization of debt issuance costs	9.7	5.7		0.03
Severance expense	3.5	2.3		0.01
Legal settlement costs	3.4	2.0		0.01
Other adjustments (1)	2.3	1.7		0.01
Anti-dilutive impact of fully diluted number of shares	—	28.3		0.29

Adjusted	$(11.1)	$10.4		0.06

(1)	Other adjustments include impairment of goodwill, broker related loss costs and Sarbanes Oxley costs.
(2)	Calculated using after-tax amounts and 123.1 million shares outstanding.
(3)	Calculated using after-tax amounts and fully diluted shares of 172.7 million, which is a non-GAAP financial measure. Please see definitions of non-GAAP financial measures in this release.